                                                                   EXHIBIT 10.15

                              MARKETING AGREEMENT
                              -------------------

     This Agreement, dated January 29, 1999 is between A.S.V., Inc., a Minnesota corporation with a principal place of business at 840 Lily Lane, Grand Rapids, Minnesota 55744 ("ASV") and Caterpillar Inc., a Delaware corporation with a principal place of business at 100 Northeast Adams, Peoria, Illinois 61620 ("Caterpillar").

     WHEREAS, ASV is engaged in the design, manufacture and sale of all-terrain rubber tracked vehicles and desires to enhance marketing of its products throughout the world;

     WHEREAS, pursuant to that certain Securities Purchase Agreement dated October 14, 1998, Caterpillar has agreed to purchase an equity interest in ASV and ASV has granted Caterpillar a warrant to purchase a controlling interest in ASV;

     WHEREAS, Caterpillar possesses the skill, experience and resources to promote the sale of earth moving and construction equipment to users through Caterpillar's authorized dealers ("Dealers");

     WHEREAS, initially, ASV wishes Caterpillar to promote the sale of its equipment and replacement parts therefor under the ASV name to the Dealers, and ASV desires to sell such equipment and parts directly to Dealers for resale to users;

     WHEREAS, Caterpillar is willing to grant ASV the right to market its equipment sold through Caterpillar Dealers under the Caterpillar name and in Caterpillar trade dress in exchange for an appropriate trademark license fee if Caterpillar is satisfied, in its sole discretion, that ASV's products meet or exceed Caterpillar's quality and safety standards;

     NOW, THEREFORE, the parties agree as follows:

     1.   Marketing, Distribution and Product Support.

     1.1  Caterpillar's Responsibilities.

          (a) Caterpillar shall promote the sale of ASV's products listed in Exhibit A ("Products") to Dealers. Caterpillar's obligation to promote shall be staged geographically, commencing with North America, and gradually extending throughout the world, consistent with the Joint Marketing Plan, as defined in Section 1.3.

          (b) Caterpillar shall consult with ASV on a regular basis concerning Dealer and user demand for Products.

          (c) Caterpillar's promotions and recommendations of Products will be in accordance with ASV's sales materials and technical data timely provided by ASV at its own cost to Caterpillar.

          (d) As soon as practicable after the date hereof, ASV and Caterpillar shall cooperate to establish software systems that will enable Caterpillar to take orders for complete machines (as described in Exhibit A) from Dealers using Caterpillar's order processing systems and retransmit such orders to ASV, sharing all costs of systems development, excluding hardware costs, on a 50/50 basis. Caterpillar's cost of processing each order shall be paid by ASV.

          (e) As soon as practicable after the date hereof, Caterpillar shall be responsible for administering ASV's warranties for Products sold through Dealers. ASV shall reimburse Caterpillar all costs (including, but not limited to parts at the then existing Dealer net price, and labor at the then existing Caterpillar warranty service rate), incurred by Caterpillar, its Affiliates or Dealers in connection with the repair or replacement of any defect in workmanship or material of such Product.

     "Affiliate" for purposes of this Agreement shall mean any person (individual, corporation, partnership, limited liability company or other entity) that directly or indirectly controls, is under common control of or is controlled by either party to this Agreement. "Control" means the ownership, direct or indirect, of fifty percent (50%) or more of the voting shares or capital of such person.

     Claims Procedures. As soon as practicable after the date hereof, ASV and Caterpillar shall agree on written procedures for the handling of warranty claims and reimbursement. Without limiting their scope, such procedures shall provide:

               (1) That ASV's warranties and warranty administration procedure shall be adapted to Caterpillar's existing system so that minimal changes to Caterpillar's system will be required;

               (2) For Caterpillar to provide ASV with a periodic statement of such costs, including notice of specific Product failures, and summary information on the cause(s) of such failures;

               (3) For review, at the request of Caterpillar or ASV, of the amount and manner of reimbursement, including any trend evidenced by Product failures, suggesting a change may be appropriate; and

               (4) That failed Product shall not be returned to ASV unless ASV specifically requests such return at ASV's sole expense.

     1.2  ASV's Responsibilities.

          (a) After consultation with Caterpillar, ASV shall forecast demand for Product and schedule production accordingly.

          (b) ASV shall be responsible for maintaining appropriate inventories of Product awaiting sale or shipment to Dealers.

          (c) ASV shall notify Caterpillar of any design or engineering changes that affect the functionality or performance of any Product promptly after ASV's decision to implement such design or engineering changes.

          (d) ASV shall be responsible for warranting to Dealers and users of Products that Products are free from defects in design, material and workmanship in accordance with ASV's standard warranty.

          (e) ASV shall adequately inform itself of, and comply with, governmental and quasi-governmental safety, environmental protection, certification, approval and other requirements that relate to the sale or use of Products in effect where Products are sold or used.

          (f) ASV shall, in cooperation with Caterpillar, conduct field follow-up and test programs.

          (g) ASV shall maintain a level of quality for Products that is at least as good as the level of quality customers generally associate with ASV equipment currently.

          (h) ASV shall provide required technical and service engineering support for Products to Caterpillar and Dealers, at a level acceptable to Caterpillar and comparable with the level of technical and product support customers generally expect with respect to Caterpillar equipment. To this end, ASV shall employ a suitable number of qualified engineers and technicians, and shall provide technical training instruction to Caterpillar and Dealers at locations and times reasonably requested by Caterpillar and mutually agreed upon.

          (i) ASV shall develop and provide for the implementation of marketing, sales promotion, advertising and merchandising programs to enable Caterpillar and Dealers to successfully promote the sale of Product to customers. The costs of marketing, sales promotion, advertising and merchandising programs shall be the responsibility of ASV.

          (j) For a commercially reasonable period of time, ASV may use its existing sales and service literature. After its existing literature is exhausted, ASV shall prepare, print and provide to Caterpillar and Dealers, sales and service literature for Products, including parts books, service manuals, operator manuals, specification sheets and such other sales and service literature as Caterpillar may reasonably require. Such literature shall be prepared in a format specified by Caterpillar and shall be ready for printing and distribution. ASV will also provide Caterpillar the right to use any ASV-developed artwork in any Caterpillar-developed promotional material and literature relating to Product.

          (k) With the cooperation of Caterpillar, ASV shall train Dealers for marketing and servicing Product. Such sales training shall concern the features, capabilities and appropriate applications for Product and shall be designed to enable Dealer sales personnel to successfully promote the sale of Product.

          (l)  Any costs incurred for ASV's obligations provided for in this
     Section 1.2 shall be borne by ASV.

     1.3 Joint Marketing Plan. As soon as practical following Closing of the SPA, Caterpillar and ASV shall form a team to prepare a strategic marketing plan for the Products. The team shall study the worldwide market opportunity and develop a phased product introduction plan by geographic area. The parties shall each use their best reasonable efforts to implement the strategic marketing plan. Caterpillar shall make a good faith effort to encourage its Dealers to follow the recommendations of this strategic marketing plan.

     2.   Commission.

     2.1 In consideration for Caterpillar's services, ASV shall pay Caterpillar a commission equal to five percent (5%) of the Dealer net price for complete machines as described in Exhibit A and three percent (3%) for replacement parts and ASV-branded attachments as described in Exhibit A, for all Products sold and delivered to Dealers by ASV, excluding shipping, taxes, returns and warranty parts.

     2.2 ASV shall send to Caterpillar Attn: Treasurer, Peoria, IL 61629, a written report (to be received by Caterpillar not later than the last working day of January, April, July and October of each year) showing, with respect to Products sold pursuant to this Agreement, the model and serial number of each unit of complete machines, if any, the Dealer name, quantity purchased, and price paid for Product sold by ASV to Dealers during the three (3) immediately preceding calendar months. Each report shall also include the number of units of Product sold during the period covered by the report and the last serial number assigned.

     2.3 All payments provided for herein shall be made in U.S. dollars by wire transfer to an account designated from time to time by Caterpillar. All payments due and payable by ASV to Caterpillar shall be free and clear of any deduction of tax assessment, other than taxes on Caterpillar's income, or other charges.

          (a) Commissions are payable in U.S. dollars calculated using the foreign exchange rate, as published by the Wall Street Journal, in effect for such foreign currency on the last business day of each calendar quarter for which a report is required.

          (b) All foreign taxes on commission payments imposed upon or required to be withheld by ASV shall be deducted from such payments, and evidence of such foreign taxes shall be delivered to Caterpillar as part of its periodic royalty reports.

     2.4 ASV shall keep and maintain for three (3) years accurate and complete records in accordance with good accounting practices, showing, in reasonable detail, all pertinent information with respect to costs, credits, rebates and sale of Products by ASV to Dealers. Caterpillar, through its duly authorized representatives (including certified public accountants), shall, upon reasonable request, to have the right, at its own cost and expense, to examine such records at reasonable times for the purpose of determining the correctness of the reports and payments submitted by ASV to Caterpillar as required under this Agreement.

     2.5 Upon any termination of this Agreement, ASV shall pay commissions as provided in this Agreement on all sales prior to the date of such termination.

     3. Transition to Caterpillar Branding. As soon as practicable after the date of this Agreement, Caterpillar, in cooperation with ASV, shall begin evaluating Products against Caterpillar's quality and safety standards following Caterpillar's established product testing and validation procedures. All such evaluations shall be at ASV's expense. Once this evaluation is complete, Caterpillar shall communicate the results to ASV together with the changes Caterpillar in its sole discretion will require before Caterpillar will allow Products to be sold under the Caterpillar name, including without limitation, the required use of Caterpillar componentry and changes in appearance and trade dress. If ASV makes the changes Caterpillar requires and Caterpillar is satisfied in its sole discretion that ASV's products meet or exceed Caterpillar's quality and safety standards, Caterpillar shall grant ASV the right to sell Products under the Caterpillar name exclusively to Caterpillar Dealers pursuant to a trademark license agreement substantially in the form of Exhibit B attached to this Agreement.

     4.   Termination.

     4.1 Unless earlier terminated by mutual agreement of the parties or pursuant to Sections 4.2 or 4.3 below, this Agreement shall remain in effect for
ten (10) years from the date hereof ("Initial Term").   Following expiration of
the Initial Term, this Agreement shall remain in effect indefinitely; provided that either party may terminate without cause by giving notice of termination at least twelve (12) months prior to the intended effective date of termination.

     4.2 If either party fails to perform this Agreement in any material respect (and does not remedy such failure to the complete satisfaction of the non-defaulting party, within sixty (60) days after written notice thereof has been sent to the other party) or becomes insolvent, bankrupt or consents to the appointment of a trustee or receiver, or if any trustee or receiver is appointed for the greater part of either party's properties without the consent of that party and such trustee or receiver is not discharged within sixty (60) days, or if any bankruptcy, reorganization, arrangement or liquidation proceedings are instituted by either party or if instituted against either party are consented to by it or permitted to remain undismissed for sixty
(60) days, or if either party's shares, management, ownership or substantially all of any party's property is confiscated, nationalized, expropriated or otherwise taken by any government action, then, in such event, the other party may terminate this Agreement immediately upon written notice.

     4.3 In the event of any Change in Control of ASV (as defined below), Caterpillar shall have the right to terminate this Agreement effective immediately.

     For purposes of this Section 4.3, "Change in Control" shall mean, except pursuant to the terms of the SPA and the Warrant or with the prior written consent of Caterpillar:

          (a) The acquisition by any third party or group of parties acting in concert of at least thirty percent (30%) of the outstanding shares of common stock of ASV; or

          (b) A change of the majority of the directors of ASV occurring in a period of less than one year, excluding, to the extent no solicitation in opposition has theretofore been announced or commenced, changes in directors resulting from the election of directors at the next regularly scheduled annual meeting of ASV's shareholders; or

          (c) The sale, exchange, transfer or other disposition to a third party of all or substantially all of the assets of ASV.

     5.  Confidentiality.   The parties shall maintain the secrecy of
Confidential Information as follows

     "Confidential Information" means all trade secrets, confidential knowledge, and proprietary data of any kind or nature whatsoever relating to this Agreement, or the businesses of either party and its Affiliates. Confidential Information also shall include any information prepared or developed by a party in connection with this Agreement, which reflects, interprets, evaluates, includes or is derived from the Confidential Information of another party. Confidential Information shall include, but not be limited to, technical specifications, diagrams, discoveries, economic models, pro forma and other financial information, designs, business opportunities, cost and pricing data, records, customer lists, and engineering, manufacturing, and marketing know-how. Confidential Information does not include information which (i) was generally known or available to the public at the time of its disclosure hereunder, or which after such disclosure became generally known or available to the public, provided that such disclosure was made or occurred through no fault of the Receiving Party (defined below) or its Affiliates, or its or their officers, directors, or employees; (ii) was in the possession of the Receiving Party prior to its disclosure hereunder; (iii) was known by the Receiving Party at the time of its disclosure hereunder or was independently developed at any time by the Receiving Party without reference to the Disclosing Party's (defined below) Confidential Information; (iv) is required to be furnished pursuant to law or legal process; or (v) is rightfully obtained, subsequent to its disclosure hereunder, by the Receiving Party or its Affiliates from a third party who is lawfully in possession of such information and who is not under an obligation of confidentiality to the Disclosing Party.

     "Disclosing Party" means the party that discloses Confidential Information.

     "Receiving Party" means the party that receives Confidential Information.

     5.1 In connection with performance of this Agreement, the parties may disclose to one another certain Confidential Information.

     5.2 The Receiving Party shall hold the Disclosing Party's Confidential Information in strictest confidence and trust and shall use the Confidential Information only in connection with the purposes of this Agreement. The Receiving Party shall not disclose Confidential Information provided by the Disclosing Party and/or its Affiliates, or the fact that it has been made available to the Receiving Party, except that the Receiving Party may disclose Confidential Information and the fact that it has been provided to those employees, officers, directors, agents, consultants and representatives of the Receiving Party and its Affiliates who have a reasonable need to know such information in connection with the purposes of this Agreement. The Receiving Party shall be liable for any breach of the confidentiality obligation hereunder by any of its Affiliates, or by any of the respective employees, officers, directors, agents, consultants and contractors of the Receiving Party and/or its Affiliates.

     5.3 If the Receiving Party is required by law or legal process to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party shall promptly notify the Disclosing Party in writing so that the Disclosing Party may seek an appropriate protective order or other remedy at the sole cost of the Disclosing Party. If no such protective order or other remedy is obtained, the Receiving Party shall furnish only that portion of such Confidential Information that is legally required and will exercise its reasonable efforts to obtain reliable assurances from all parties receiving the designated portions of such Confidential Information that confidential treatment will be accorded to such Confidential Information. Notwithstanding any such disclosure, any such Confidential Information so disclosed shall, for all other purposes, continue to be treated as Confidential Information under this Agreement.

     5.4 Nothing contained herein shall be construed to obligate either party to disclose to the other any Confidential Information. The disclosure of Confidential Information pursuant to this Agreement, and any prior or future discussions, evaluations or other communications between the parties, shall not confer any right nor impose or create any obligation on the parties other than those expressly agreed to in this Agreement.

     5.5 All reports, notes, data, memoranda, records, or other tangible expressions of Confidential Information of the other party, including any electronically stored data, will be returned to the Disclosing Party promptly upon request of such Disclosing Party.

     5.6 The confidentiality obligation shall survive expiration or termination of this Agreement for any reason for a period of five (5) years.

     5.7 It is understood and agreed by the parties that each may be irreparably injured by a breach of this Section 5 and that monetary damages may not be a sufficient remedy for any actual or threatened breach of this Section
5. In addition to any remedies available at law, the non-breaching party may also be entitled to equitable relief, including injunction and specific performance.

     6. Licenses. ASV hereby grants Caterpillar an irrevocable (during the Term of this Agreement), non-exclusive, paid-up, worldwide license for the purposes of this Agreement under each ASV copyright applicable to any works of authorship fixed in any tangible medium of expression (including but not limited to drawings, manuals and specifications) furnished to Caterpillar in the course of this Agreement, to reproduce and distribute the copyrighted work (subject to the provisions of Section 5 hereof), and to prepare derivative works therefrom, all of which may be used by Caterpillar solely for the purposes of this Agreement.

     7. Trademarks. The Products shall be sold by Dealers with the trademark(s) applied by ASV and Caterpillar shall not re-package, remark, or otherwise modify the Products, including any packaging, in any manner. Nothing in this Agreement shall be construed to allow ASV to use, or claim any rights to Caterpillar trademarks.

     8. Indemnity. ASV shall defend, indemnify and hold Caterpillar, its Affiliates, Dealers and its and their directors, officers, employees, agents and representatives harmless from and against any and all claims, demands, liabilities, loss, damage, cost and expense, of whatsoever nature, including attorneys' fees and costs, arising from or in any way connected with any litigation, administrative hearing or other proceeding relating to the Products, or injury or death of any person or loss of or damage to property resulting from or relating to the Products, except to the extent that such claims, etc. result from the negligence or willful misconduct of Caterpillar or its Affiliates.
This paragraph shall not apply to any Products bearing the Licensed Trademark and Trade Dress (both defined in Exhibit B), and the parties' respective indemnification obligations with respect to such Products shall be as set forth in Exhibit B.

     ASV shall defend, indemnify and hold Caterpillar, its Affiliates, Dealers, and its and their directors, officers, and employees, agents and representatives harmless against any and from all claims, demands, liabilities, loss, damage, cost and expense of whatsoever nature, including costs, attorneys' fees and expenses, which arise from or are in any way connected with any injury or death of any person or loss of or damage to property of any kind or nature, resulting from or allegedly resulting from or attributable to ASV's performance under this Agreement, except to the extent that such claims, etc. result from the negligence or willful misconduct of Caterpillar or its Affiliates.

     Caterpillar shall defend, indemnify and hold ASV, its Affiliates, and its and their directors, officers, and employees, agents and representatives harmless against any and from all claims, demands, liabilities, loss, damage, cost and expense of whatsoever nature, including costs, attorneys' fees and expenses, which arise from or are in any way connected with any injury or death of any person or loss of or damage to property of any kind or nature, resulting from or allegedly resulting from or attributable to Caterpillar's performance under this Agreement, except to the extent that such claims, etc. result from the negligence or willful misconduct of ASV or its Affiliates.

     ASV also shall defend, indemnify, and hold Caterpillar, its Affiliates and Dealers and its and their directors, officers, and employees, agents and representatives harmless against any and from all claims, demands, liabilities, loss, damage, cost and expense of whatsoever nature, including costs, attorneys' fees and expenses, which are a consequence of or attributable to any representation, misrepresentation or omission made by ASV or its Affiliates, or made by Caterpillar or its Affiliates and Dealers in reasonable reliance upon written information furnished by ASV or its Affiliates, including, but not limited to, representations, misrepresentations or omissions relating to the capability, use, application, function, durability, reliability, quality, serviceability, safety or any other characteristic or feature of Products.

     Caterpillar shall defend, indemnify, and hold Apple, its Affiliates and their directors, officers, and employees, agents and representatives harmless against and from all claims, demands, liabilities, loss, damage, cost and expense of whatsoever nature, including costs, attorneys' fees and expenses, which are a consequence of or attributable to any representation, misrepresentation or omission made by Caterpillar or its Affiliates, not in reasonable reliance upon written information furnished by ASV or its Affiliates, including, but not limited to, representations, misrepresentations or omissions relating to the capability, use, application, function, durability, reliability, quality, serviceability, safety or any other characteristic or feature of Products.

     9. Patent Infringement. ASV undertakes and agrees to defend at its own expense any and all suits, actions, or proceedings brought against Caterpillar or its Affiliates or Dealers for actual or alleged infringement of any patents arising because or on account of the design, manufacture, use or sale of Products, or any combination thereof, and further agrees to pay any and all settlements, or pay and discharge any and all judgments or decrees which may be rendered against Caterpillar or its Affiliates or Dealers; provided ASV is given prompt notice of such suit, action, or proceeding and is given complete charge and control of the defense of any such suit, action, or proceeding. Caterpillar shall cooperate in such defense at ASV's request and expense. It is expressly understood that this section does not apply to any suit, action, or proceeding based upon actual or alleged infringement of patents by Caterpillar-supplied components or Caterpillar-supplied component parts. With respect to any such suit, action, or proceeding referred to in the prior sentence, Caterpillar shall, at its own cost and expense, provide complete defense for ASV and its Affiliates and shall indemnify and hold ASV and its Affiliates harmless from any loss, damage, cost, or expense relating thereto provided that prompt notice of such suit, action, or proceeding is given to Caterpillar, and provided further that Caterpillar is given complete charge and control of the defense of such suit, action, or proceeding.

     10.  Insurance.

     10.1 ASV shall maintain at its sole cost throughout the entire term of this Agreement insurance coverage as described below with insurance companies acceptable to Caterpillar. The limits set forth are minimum limits and shall not be construed to limit ASV's liability. All cost and deductible amounts shall be for the sole account of ASV. All policies pursuant to this Agreement shall name Caterpillar as an additional insured (per ISO Endorsement #CG 2026 or its equivalent) [and waive subrogation rights in favor of Caterpillar], (subject to agreement by the parties prior to execution of this Agreement) except policies providing statutory Workers' Compensation and Professional Liability coverage. All policies required shall also be designed as primary coverage to any similar coverage carried by Caterpillar.

     ASV shall have in force an annual renewable contract for Commercial General Liability Insurance (occurrence coverage, including Products and Completed Operations) during the period of this Agreement. The policy limit shall be $1,000,000 for any one occurrence or series of occurrences attributable to one source or original cause, and in relation to Commercial General Liability indemnity shall be limited to $10,000,000 per occurrence or in the aggregate for any one policy year. ASV agrees to notify its insurer and take such other action as may be necessary to ensure that such policies shall provide coverage to Caterpillar and its Affiliates as additional insureds. ASV shall, on request, produce to Caterpillar for inspection any policy effected under this Section; and shall, upon request, supply certified copies thereof and evidence that the premiums payable in respect of such policy are paid.

     On termination of this Agreement, ASV, while trading in its own name, shall continue to have in force such policies on the basis outlined above for a length of time to be decided by agreement of the parties. However, if ASV shall come under new ownership and cease to trade in its own name, then ASV shall, if the Agreement is terminated, arrange Commercial General Liability run off cover for a period of five years from date of said termination; provided, of course, it is available at said date of termination.

     Each insurance policy required by this Agreement shall be endorsed to state that coverage shall not be suspended, voided, canceled by either party, reduced in coverage or in limits except after thirty (30) days prior written notice by certified mail, return receipt requested, has been given to Caterpillar.

     Caterpillar shall not insure nor be responsible for any loss or damage to property of any kind owned or leased by ASV (including any subcontractor), its employees, servants, or agents.

     Irrespective of these insurance requirements, the insolvency, bankruptcy, or failure of any insurance company, or its failure to pay a claim, does not waive any of these provisions. [All the above-described policies, together with all other insurance policies now owned or purchased in the future shall contain provisions wherein the insurance companies will have no right of recovery or subrogation against Caterpillar or any of its Affiliates, or against any of its or their officers, directors, employees, agents, consultants, or business invitees] (subject to agreement by the parties prior to execution of this Agreement).

     11. Notices. When written notice is required by this Agreement, it shall be sent by registered mail, by courier or by such other method as will permit the sender to verify delivery, to the addresses set forth below:

     For Caterpillar:         Caterpillar Inc.
                              Attn: Richard A. Benson, Vice President,
                                      Diversified Products Division
                              100 Northeast Adams Street
                              Peoria, Illinois  61629
                              Telephone: (309) 675-1000
                              Facsimile: (309) 675-4777

     With a copy to:          Caterpillar, Inc.
                              Attn: Henry T. Ames, Associate General Counsel
                              100 Northeast Adams Street
                              Peoria, Illinois  61629-7310
                              Telephone: (309) 675-5628
                              Facsimile: (309) 675-6620

     For ASV:                 A.S.V., Inc.
                              Attn: Mr. Gary D. Lemke
                              840 Lily Lane
                              Grand Rapids, Minnesota  55744
                              Telephone: (218) 327-3434
                              Facsimile: (218) 326-5579

Written notice may also be sent by facsimile to the numbers listed above, but such notice shall not be effective unless the sender receives a return facsimile acknowledging receipt of the notice. Notice shall be deemed received when actually delivered to the recipient as demonstrated by postal records.
Facsimile notice shall be deemed received upon receipt by the sender of an acknowledgement as described above. The addresses and transmittal numbers set forth above can be changed only by written notice, which complies with the requirements of this Section 11.

     12. No Waiver. Any failure of any party to enforce at any time any of the provisions of this Agreement, or any rights or remedies with respect thereto, or to exercise any election herein provided, shall not constitute a waiver of any such provision, right, remedy or election or in any way affect the validity thereof or of this Agreement. The exercise by any party of any of its rights, remedies or elections under the terms of this Agreement shall not preclude or prejudice such party's right to exercise at any other time the same or any other right, remedy or election it may have under this Agreement. The rights of termination provided herein are in addition to any other right, remedy or election a party may have hereunder or at law or in equity, including the right to sue for breach without terminating this Agreement.

     13. Force Majeure. No failure or omission by either party in the performance of any of its obligations under this Agreement shall be deemed a breach of this Agreement, nor create any liability or give rise to any right to terminate this Agreement, if the same shall arise from or as a consequence of a fire, flood, severe weather or other act of God, war, insurrection, civil disturbance, or any other cause beyond the reasonable control of such party, whether similar to or different from the causes above enumerated, and any such cause shall absolve the affected party from responsibility for such failure to perform said obligation.

     14. Entire Amendment; Agreement. This Agreement, including the Exhibits attached hereto or referred to herein, constitutes the entire Agreement between the parties and there are no prior understandings, agreements, representations or warranties between the parties relating hereto. No modification or amendment to this Agreement or any of its provisions shall be binding unless contained in a writing signed by both parties.

     15. Survival. The provisions of this Agreement shall survive expiration or termination of this Agreement to the extent required for their full observation and performance.

     16. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remainder thereof.

     17. Applicable Law. This Agreement shall be governed by and subject to the laws of the State of Illinois, without regard to the conflict of laws provisions thereof.

     18. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that Caterpillar may assign this Agreement to a wholly-owned subsidiary with the consent of ASV, which consent shall not be unreasonably withheld.

     19. Relationship. The relationship between Caterpillar and ASV shall be that of independent contractors, and nothing in this Agreement shall be construed to establish a fiduciary, partnership, agency, or joint venture relationship between the parties, or constitute Caterpillar, its agents and employees as the agents or employees of ASV or to grant them any power or authority to act for, bind or otherwise create or assume any obligation on behalf of ASV for any purpose whatsoever.

     20. Announcement. Neither party shall make any announcement concerning the nature and details of this Agreement without the express written consent of the other party.

     21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     22. Headings. The headings to the sections of this Agreement are solely for convenience of reference, and they shall not govern, limit or aid in the interpretation of any terms or provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date first above written.

A.S.V., Inc.                               Caterpillar Inc.


By:    /s/ Gary Lemke               By:          /s/ Richard Benson
   ---------------------------         ------------------------------------
Gary D. Lemke, President            Richard A. Benson, Vice President